SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2007

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2007, Bluegreen Vacations Unlimited, Inc. ("BVU"), a wholly-owned subsidiary of Bluegreen Corporation, entered into an Amended and Restated Operating Agreement (the "Amended Agreement") with Big Cedar, L.L.C. ("Big Cedar"), an affiliate of Bass Pro, Inc. ("Bass Pro"), which supersedes the original operating agreement of Bluegreen/Big Cedar Vacations, LLC (the "Joint Venture"). The Amended Agreement provides that the Joint Venture will develop, market, and sell timeshare interests in its existing property as well as additional property purchased by the Joint Venture in September 2007. The Amended Agreement also requires that the Joint Venture pay Big Cedar a fee on sales of newly developed timeshare interests for promotional, marketing, and advertising services.

Simultaneous with entering into the Amended Agreement, BVU and the Joint Venture also extended through December 31, 2014 their exclusive marketing arrangement with Bass Pro,, a privately-held retailer of fishing, marine, hunting, camping and sports gear, and certain Bass Pro affiliates including Big Cedar, by entering into an Amended and Restated Marketing and Promotions Agreement ("M&P Agreement"). Pursuant to the M&P Agreement, BVU and the Joint Venture will continue to have the right to market their timeshare interests at each of Bass Pro's retail locations, in Bass Pro's catalogs and on its web-site, as well as through other marketing channels. In exchange for access to these marketing channels, BVU will pay Big Cedar (on behalf of itself and its affiliates) a commission on sales of BVU timeshare interests made to purchasers generated from the Bass Pro/Big Cedar marketing channels described above. The commission amount is unchanged from the prior agreement. There is no commission paid by BVU on sales made by the Joint Venture or on sales of Joint Venture timeshare interests.

Under the M&P Agreement, BVU will make a non-interest bearing annual prepayment to Big Cedar on or before January 1 each year, which operates as an advance payment for anticipated commissions to be earned in the upcoming year. The annual prepayment will be equal to 100% of the estimated amount of commissions generated during the upcoming year, as determined by Big Cedar and BVU, not to exceed $5,000,000. No additional commissions will be paid to Big Cedar during any year, until the annual prepayment for that year has been fully earned.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008

By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President,

Chief Financial Officer and Treasurer